Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-258731, 333-277709 and 333-285552) on Form S-8 of our report dated March 4, 2026, with respect to the consolidated financial statements of Nexxen International Ltd.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International
Tel Aviv, Israel
March 4, 2026